Exhibit 99.1

[US Unwired Logo]	901 Lakeshore Drive, • Lake Charles, LA 70601 Phone: 337.436.9000 www.usunwired.com

Contact:	US Unwired

Ed Moise, Investor Relations

(337) 310-3500

ir@usunwired.com

US UNWIRED INC. LENDERS REVISE COVENANTS, APPROVE ASSET SALES

Lake Charles, LA (October 30, 2003) — US Unwired Inc. (OTC Bulletin Board:UNWR) today announced that it has reached an agreement with its senior credit lenders to modify certain provisions of its $170 million senior secured credit facility. Highlighting those changes is a revised set of financial covenants that will give the company increased financial flexibility. The amendment, which is effective immediately, also includes the retention of $40 million of revolver availability subject to certain additional borrowing conditions, an immediate payment of $10 million to the facility’s term loans and an increase in the interest rate by 50 basis points.

Concurrently, the company obtained approval from senior credit lenders for the sale of certain of US Unwired’s non-core operating assets, including its cellular operations. The company will retain a share of the net proceeds associated with the sales while the remainder will further decrease outstanding senior indebtedness. On September 15, 2003, US Unwired announced that it had entered into agreements to sell certain of its non-core operating assets for gross proceeds of approximately $30.0 million. The asset sales are expected to close in the fourth quarter of 2003 and are subject to the approvals of the Federal Communications Commission.

About US Unwired

US Unwired Inc., headquartered in Lake Charles, La., holds direct or indirect ownership interests in five PCS affiliates of Sprint: Louisiana Unwired, Texas Unwired, Georgia PCS, IWO Holdings and Gulf Coast Wireless. Through Louisiana Unwired, Texas Unwired, Georgia PCS and IWO Holdings, US Unwired is authorized to build, operate and manage wireless mobility communications network products and services under the Sprint brand name in 67 markets, currently serving over 500,000 PCS customers. US Unwired’s PCS territory includes portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee, Texas, Massachusetts, New Hampshire, New York, Pennsylvania, and Vermont. In addition, US Unwired provides cellular and paging service in southwest Louisiana. For more information on US Unwired and its products and services, visit the company’s web site at http://www.usunwired.com. US Unwired is traded on the OTC Bulletin Board under the symbol “UNWR”.